November 3, 2010

Catholic Healthcare West President/CEO Lloyd H. Dean to Join Cytori Therapeutics’ Board of Directors

SAN DIEGO—Cytori Therapeutics (NASDAQ: CYTX) has appointed Lloyd H. Dean, President/CEO of Catholic Healthcare West, to serve as an independent member on Cytori’s Board of Directors.

“Mr. Dean is a dynamic business leader who brings more than 20 years of experience in executive and hospital leadership and is responsible for $11 billion in assets,” said Christopher J. Calhoun, CEO of Cytori. “His wealth of experience and pragmatic strategic vision will support Cytori’s goal to bring Celution® based regenerative medicine to every major hospital and clinic around the world.”

“At Catholic Healthcare West, we see every type of medical technology. What I believe makes Cytori special is that they combine the immense potential of regenerative medicine with a business model that has the ability to reduce the overall costs of healthcare,” said Mr. Dean.

Mr. Dean has served as the President/CEO of Catholic Healthcare West (CHW) since 2000. During this time, he has led the organization to become the eighth largest healthcare system in the nation, including 40 acute-care hospitals, as well as medical clinics, home health organizations and medical practice groups.

Previously, Mr. Dean has held top executive and operational management positions at Advocate Health Care and the Health Care Services Division at the Upjohn Company. In addition to co-founding several healthcare reform coalitions and serving on several California–based healthcare councils, Mr. Dean serves on the Board of Directors for the Bay Area Council, one of the nation’s largest business coalitions, and for Wells Fargo & Company.

About Cytori Therapeutics, Inc.

Cytori is a leader in providing patients and physicians around the world with medical technologies that harness the potential of adult regenerative cells from adipose tissue. The Celution® System family of medical devices and instruments is being sold into the European and Asian cosmetic and reconstructive surgery markets but is not yet available in the United States. Our StemSource® product line is sold globally for cell banking and research applications. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include our history of operating losses, the need for further financing, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, and other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings  Form 10-K and 10Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

 Contact:

Tom Baker

858.875.5258

tbaker@cytori.com